Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Applied Blockchain, Inc. on Form S-8 of our report dated August 13, 2021, with respect to our audits of the consolidated financial statements of Applied Blockchain, Inc. as of May 31, 2021 and 2020 and for the years ended appearing in the Annual Report on Form 10-K of Applied Blockchain, Inc. for the years ended May 31, 2021 and 2020. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum LLP

Marcum LLP
New York, NY
June 16, 2022